Exhibit 99.1

Peak International Reports First Quarter Financial Results

Cash Position of $20 Million Maintained; No Long-Term Debt;

Cash Flow Positive from Operations for the Quarter

For Immediate Release

Contacts:
	John Supan	Lytham Partners, LLC

	Chief Financial Officer	Joe Diaz

	Peak International Limited, Hong Kong	Joe Dorame

	+852-3193-6000	Robert Blum

(602) 889-9700

HONG KONG, – August 1, 2007—Peak International Limited (NASDAQ: PEAK) today announced financial results for the first quarter of fiscal year 2008 ended June 30, 2007.

Net sales for the quarter ended June 30, 2007 were $12.0 million compared to $12.1 in the previous quarter and $18.7 million in the comparable quarter of the previous year. Peak recorded a net loss of $2.7 million, or $0.22 per basic and diluted share, for the quarter ended June 30, 2007, compared to a net loss of $2.2 million, or $0.18 per basic and diluted share, in the previous quarter and net income of $0.9 million, or $0.08 per basic and diluted share, in the comparable quarter last year.

Dean Personne, president and chief executive officer of Peak International, said, “Sales for the first quarter of fiscal 2008 were essentially unchanged compared to the previous quarter, indicating the first break in the downward trend of recent quarters. This is an important development as we continue to transform the company. We expect the improvements and operating efficiencies that we have achieved in our manufacturing operations in the past year to set the stage for significant operating leverage as we turn the corner on increasing sales.”

Mr. Personne continued, “As the sales initiatives we commenced in recent quarters have become more embedded throughout our U.S.-based and international sales groups, we have a strong sense of optimism as we continue through fiscal year 2008. We believe that the marketing efforts of our partner SaleAMP is better positioning our sales representatives to more opportunistically drive sales in the field. We are pleased with the development of new wafer products by our association with GPI and the launch of our UltraLite™ product line is generating positive responses from our customers. We are receiving indications of interest from a number of prospective new customers and we are hopeful to convert those indications to sales in the coming quarters. These new products create additional opportunities for PEAK to become the provider of choice in a number of product lines that fulfill customer needs. Additionally, we believe our recent entry into the medical disposables market will provide diversification in the industries that we serve going forward.”

In the U.S. market, Jim Steger, our vice president – disc drives, has been actively meeting with prospective customers as we seek to resume disc caddy sales. We are pleased with the level of interest we are receiving and expect continued positive developments going forward.”

Gross profit margin for the quarter ended June 30, 2007 was 5.4% compared to 11.9% in the previous quarter and 25.9% in the comparable quarter of the previous year. Lower net sales in the two most recent quarters versus the comparable quarter last year resulted in a greater proportion of fixed manufacturing overhead being absorbed in cost of goods sold. The lower production level was simply insufficient to cover all of the factory overhead costs. The gross margin for the first quarter of fiscal 2008 also included approximately $0.6 million of unfavorable material cost and usage variances and $0.3 million of finished goods that were scrapped due to obsolescence.

Effective April 1, 2006, Peak adopted Statement of Financial Accounting Standards SFAS No. 123R using the modified prospective method, which requires the expensing of all stock-based compensation. For the quarters ended June 30, 2007 and 2006, the Company reported non-cash, stock-based compensation of $115,000 and $165,000, or $0.01 and $0.01 per share, respectively. At the conclusion of the first quarter of fiscal 2008, the Company had approximately $20 million in cash and cash equivalents and no long-term debt.

Mr. Personne concluded, “Throughout this transitional period the underlying financial condition of Peak International continues to be strong. We maintain a solid cash position, with no long-term debt, and we continue to generate positive cash flow from operating activities. We plan to continue to prudently manage our cash as we work our way toward achieving additional traction on our strategic sales initiatives. Our company is currently valued at less than book value and we believe that does not reflect an appropriate assessment of Peak. We are committed to taking the necessary steps that will enhance value for our loyal shareholders.”

Earnings Call

Peak will host a conference call to discuss the Company’s fiscal 2008 first quarter results on Thursday, August 2, 2007 at 10:00 AM ET. To access the teleconference, please call (888) 413-9033 (domestic) or (706) 679-5076 (international). To listen to the teleconference via the Internet, go to http://www.peakinternational.com/investor.html and click on the first quarter 2007 teleconference link. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 7199511 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.peakinternational.com/investor.html, for 30 days.

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered packaging products for storage, transportation and automated handling of semiconductor devices and other electronic components. There are approximately 1,600 people who are working for Peak directly worldwide or indirectly in its factory in Shenzhen, the PRC, which is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to our ability to: (i) determine whether the Company’s net sales decline has ended, (ii) achieve and manage manufacturing efficiencies while increasing sales, (iii) achieve increased sales as a result of our sales initiatives (including without limitation the launch of new products and meetings with current and prospective customers) in order to increase sales, diversify our markets and mitigate cyclical risks, (iv) convert indications of interest from current and prospective customers to actual sales, (v) continue to generate cash from operating activities and to maintain the Company’s current cash position, (vi) increase the Company’s market value and (vii) achieve profitability on a quarterly or yearly basis and increase shareholder value while managing our assets. These and other forward-looking statements are not guarantees of future results and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include but are not limited to: price of raw materials, factors relating to conditions in semiconductor, disk drive and electronic industries, the amounts the Company may have to pay for workers at the PRC factory operated by a third party, difficulties related to working in the PRC, including regional government and processing partner relations, the market acceptance of its products, the introduction of new products by the Company’s competitors, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, filed on June 29, 2007. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statement in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Net Sales	$12,001	$18,653
Cost of Goods Sold	11,358	13,818

Gross Profit	643	4,835
Selling and Marketing	1,917	2,261
General and Administrative	1,356	1,580
Research and Development	191	36

(Loss) Income from operations	(2,821)	958
Other expenses – net	(96)	(55)
Interest income	187	117

(Loss) Income Before Income Taxes	(2,730)	1,020
Income Tax Expense	(1)	(82)

NET (LOSS) INCOME	$(2,731)	$938

(LOSS) EARNINGS PER SHARE
– Basic	$(0.22)	$0.08
– Diluted	$(0.22)	$0.08
Weighted Average Number of Shares Outstanding
– Basic	12,423,000	12,420,000
– Diluted	12,423,000	12,425,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	June 30, 2007	March 31, 2007
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,980	$20,366
Restricted Cash	983	1,128
Accounts receivable—net of allowance for doubtful accounts of $366 at June 30, 2007 and $427 at March 31, 2007	9,932	9,279
Inventories	10,796	10,959
Other receivables, deposits and prepayments	760	852

Total Current Assets	42,451	42,584
Property, plant and equipment – net	18,296	19,278
Land use rights	698	703
Deposits for acquisition of property, plant and equipment	74	60
Other deposit	301	301

TOTAL ASSETS	$61,820	$62,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable:
– Trade	$5,047	$3,689
– Property, plant and equipment	165	78
Accrued payroll and employee benefits	1,273	1,165
Accrued other expenses	1,931	1,990
Income taxes payable	2	95

Total Current Liabilities	8,418	7,017
Deferred Income Taxes	—	—

Total Liabilities	8,418	7,017

Stockholders’ Equity:
Share capital	124	124
Additional paid-in capital	27,822	27,707
Retained earnings	26,600	29,331
Accumulated other comprehensive loss	(1,144)	(1,253)

Total stockholders’ equity	53,402	55,909

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,820	$62,926

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Three Months Ended June 30,
	2007	2006
	(Unaudited)	(Unaudited)
Operating activities:
Net (loss) income	$(2,731)	$938
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,614	1,658
Deferred income taxes	—	80
Loss on disposal/write-off of property, plant and equipment	36	23
Allowance for doubtful accounts	(61)	40
Non-cash share-based compensation	115	165
Changes in operating assets and liabilities:
Accounts receivable	(592)	(1,878)
Inventories	163	(8)
Other receivables, deposits and prepayments	92	(81)
Accounts payable-trade	1,358	581
Accrued payroll, employee benefits and other expenses	49	(35)
Income taxes payable	(93)	2
Cash held in escrow for terms of sale agreement for disposal of a subsidiary	641	641
Cash held in escrow for funding of certain contingent obligations under existing contracts with senior management	(496)	413

Net cash provided by operating activities	95	2,539

Investing activities:
Acquisition of property, plant and equipment	(576)	(1,318)
Increase in deposits for acquisition of property, plant and equipment	(14)	(107)

Net cash used in investing activities	(590)	(1,425)

Net (decrease) increase in cash and cash equivalents	(495)	1,114
Cash and cash equivalents at beginning of period	20,366	17,441
Effects of exchange rate changes on cash and cash equivalents	109	93

Cash and cash equivalents at end of period	$19,980	$18,648

Supplemental cash flow information:
Cash paid during the period
Income taxes	94	—